Galaxies River Limited

Financial Statements

For the Period from April 23, 2008

(Date of Inception) to August 31, 2008

Galaxies River Limited

Financial Statements

For the Period from April 23, 2008 (Date of Inception) to August 31, 2008

Report of Independent Registered Public Accounting Firm

To the Sole Director and Stockholder of

Galaxies River Limited

We have audited the accompanying balance sheet of Galaxies River Limited (the “Company”) as of August 31, 2008, and the related statements of operations and comprehensive loss, stockholder’s deficit and cash flows for the period from April 23, 2008 (date of inception) to August 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2008, and the results of its operations and its cash flows for the period from April 23, 2008 (date of inception) to August 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

PKF

Certified Public Accountants

Hong Kong, China

October 23, 2008

Galaxies River Limited

Balance Sheet

As of August 31, 2008

(Stated in US Dollars)

ASSETS

Current assets
Cash and cash equivalents	$50,543

TOTAL ASSETS	$50,543

LIABILITIES AND STOCKHOLDER’S DEFICIT

LIABILITIES

Current liabilities
Accrued audit fee	$16,651
Amount due to the stockholder (Note 8)	53,664

TOTAL LIABILITIES

COMMITMENTS AND CONTINGENCIES (Note 7)	-

STOCKHOLDER’S DEFICIT

Common stock (Note 5)
Authorized 50,000 shares of HK$1 each
Issued and outstanding : 1 share of HK$1	-
Accumulated deficit	(19,776)
Accumulated other comprehensive income	4

TOTAL STOCKHOLDER’S DEFICIT	(19,772)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$50,543

See accompanying notes to financial statements

Galaxies River Limited

Statement of Operations and Comprehensive Loss

For the Period from April 23, 2008 (Date of Inception) to August 31, 2008

(Stated in US Dollars)

Revenue	$-

Expenses
Formation expenses	46
General and administrative expenses	19,730

Loss from operations	(	)

Income taxes (Note 3)	-

Net loss	$(	)

Other comprehensive income
Foreign currency translation adjustments	4

Total comprehensive loss	$(19,772)

Net loss per share :
Basic and diluted (Note 4)	$(19,776)

Weighted average number of share outstanding :
Basic and diluted	1

See accompanying notes to financial statements

Galaxies River Limited

Statement of Stockholder’s Deficit

For the Period from April 23, 2008 (Date of Inception) to August 31, 2008

(Stated in US Dollars)

			Accumulated
			other
	Common	Accumulated	comprehensive
	stock	deficit	income	Total

Issue of share	$-	$-	$-	$-

Net loss	-	(19,776)	-	(19,776)

Foreign currency translation adjustments	-	-	4	4

Balance, August 31, 2008	$-	$(19,776)	$4	$(19,772)

See accompanying notes to financial statements

Galaxies River Limited

Statement of Cash Flows

For the Period from April 23, 2008 (Date of Inception) to August 31, 2008

(Stated in US Dollars)

Cash flows from operating activities

Net loss	$(19,776)
Change in liabilities :
Accrued audit fee	16,655

Net cash used in operating activities	(3,121)

Cash flows from financing activities

Advances from a stockholder	53,675

Net cash from financing activities	53,675

Effect on foreign exchange rate changes on cash and cash equivalents	(11)

Net increase in cash and cash equivalents and
cash and cash equivalents at end of period	$50,543

Supplemental cash flow information

Cash paid for :
Income taxes	$-
Interest expenses	$-

See accompanying notes to financial statements

Galaxies River Limited

Notes to Financial Statements

For the Period from April 23, 2008 (Date of Inception) to August 31, 2008

(Stated in US Dollars)

1.

DESCRIPTION OF BUSINESS

Galaxies River Limited. (the “Company”) was incorporated in the British Virgin Islands (the “BVI”) on April 23, 2008 and had not yet commenced business as of August 31, 2008.

Subsequent to the balance sheet date, the Company established a wholly-owned subsidiary, Beijing ShijiJiayu Technology Limited (“BSTL”), which was established in the People’s Republic of China (the “PRC”) on September 12, 2008.  BSTL has obtained the Intellectual Property Rights,  the distribution rights and the production rights of the First Chinese Medicine Acquired Immunodeficiency Syndrome Capsules (“AIDS Medication Capsule”) developed by Century Health Medical Limited (“CHML”), a Chinese corporation.  CHML engages in the research and development of the AIDS Medication Capsule, as well as related medicines designed to combat AIDS and other pharmaceutical products in the PRC.  The Company’s sole stockholder, who is also the sole director, together with his family members owns 100% equity interest in CHML.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

In preparing financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.  As of August 31, 2008, cash and cash equivalents included deposits denominated in Hong Kong dollar (“HK$”) and placed with a bank in Hong Kong.

Concentration of credit risk

The Company maintains a HK$ savings account with a commercial bank in Hong Kong, which is financial instrument that is potentially subject to concentration of credit risk.  During the reporting period, the Company did not engage in any hedging activities.

Galaxies River Limited

Notes to Financial Statements

For the Period from April 23, 2008 (Date of Inception) to August 31, 2008

(Stated in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to Statements of Financial Accounting Standard (“SFAS”) No. 109 “Accounting for Income Taxes”.  Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Comprehensive loss

The Company has adopted SFAS No. 130 “Reporting Comprehensive Income” which establishes standards for reporting and display of comprehensive loss, its components and accumulated balances.  Components of comprehensive loss include net loss and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is HK$.  The Company maintains its financial statements in its functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net loss for the period.

For financial reporting purpose, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollar (“$”).  Assets and liabilities are translated at the exchange rates at the balance sheet date and revenue and expenses are translated at the average exchange rates and stockholder’s deficit is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net loss but are included in accumulated other comprehensive income, a component of stockholder’s deficit.  The exchange rate in effect as of August 31, 2008 were HK$1 for $0.1281.  There is no significant fluctuation in exchange rates for the conversion of HK$ to $ after the balance sheet date.

Basic and diluted loss per share

The Company reports basic loss per share in accordance with SFAS No. 128 “Earnings Per Share”.  Basic loss per share is computed using the weighted average number of shares outstanding during the period presented.  The weighted average number of share of the Company represents the number of common stock outstanding during the reporting period.

Galaxies River Limited

Notes to Financial Statements

For the Period from April 23, 2008 (Date of Inception) to August 31, 2008

(Stated in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, accrued audit fee and amount due to the stockholder, approximate their fair values since they are short-term in nature or they are payable on demand.

It is the management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

Stock-based compensation

During the reporting period, the Company did not make any stock-based compensation payment.

Off-balance sheet arrangement

The Company did not have any off-balance sheet arrangement.

Recently issued accounting pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161 “Disclosure about Derivative Instruments and Hedging Activities”.  SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities.  The guidance will become effective for the fiscal year beginning after November 15, 2008.  Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently evaluating the impact of adopting SFAS No. 161 on its financial statements.

In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles”.  SFAS No. 162 identifies, within the accounting literature established by the FASB, the sources and hierarchy of the accounting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. SFAS No. 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of adopting SFAS No. 162 on its financial statements.

3.

INCOME TAXES

The Company was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

Galaxies River Limited

Notes to Financial Statements

For the Period from April 23, 2008 (Date of Inception) to August 31, 2008

(Stated in US Dollars)

4.

NET LOSS PER SHARE

During the reporting period, the Company did not issue any dilutive instruments.  Accordingly, the reported basic and diluted loss per share is the same.

5.

COMMON STOCK

The Company was incorporated on April 23, 2008 with an authorized capital of 50,000 shares of common stock of HK$1 par value, of which 1 share was issued at par for cash on the same day.

6.

STOCK INCENTIVE PLAN

The Company has not established any stock incentive plan since its incorporation.

7.

COMMITMENTS AND CONTINGENCIES

The Company had no commitments or contingent liabilities as of August 31, 2008.

8.

RELATED PARTY TRANSACTION

The Company’s sole stockholder, who is also the sole director, advanced $53,664 to the Company for financing its working capital during the reporting period.  The advance is interest-free, unsecured and repayable on demand.

9.

SUBSEQUENT EVENTS

(i)

The Company established a wholly-owned subsidiary on September 12, 2008 (Note 1).

(ii)

On October 20, 2008, the Company and Super Luck, Inc. (“Super Luck”), a Delaware corporation, entered into a Share Exchange Agreement (the “Exchange Agreement”).  Pursuant to the terms of the Exchange Agreement, the sole stockholder of the Company agreed to transfer all of the issued and outstanding share of common stock in the Company to Super Luck in exchange for the issuance of an aggregate of 21,636,272 shares of Super Luck’s common stock to the Company’s stockholder, thereby causing the Company and its subsidiary to become wholly-owned subsidiaries of Super Luck (the “Share Exchange”).  The Share Exchange was consummated on the same day.

Following the Share Exchange, the Company’s stockholder became the controlling stockholder of Super Luck and holds 70% of its outstanding common stock post-exchange.